[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.1

AMENDMENT No. 2
This Amendment No. 2 (this “Amendment No. 2”) is effective as of the date signed by the last party to sign below (the “Amendment No. 2 Effective Date”) and is made and entered into by and among Exelixis, Inc., a Delaware corporation, located at 1851 Harbor Bay Parkway, Alameda, California 94502 (“Exelixis”) and Bristol-Myers Squibb Company, a Delaware corporation, with a place of business at Route 206 & Province Line Road, Princeton, New Jersey 08543-4000, New York, New York 10154 (“BMS”).
RECITALS
WHEREAS, Exelixis and BMS entered into that certain Clinical Trial Collaboration Agreement dated February 24, 2017, as amended (the “Agreement”).
WHEREAS, BMS desires to conduct separate Stage 1 Studies with Exelixis and two Third Parties and, dependent on the results of such Stage 1 Studies, potentially conduct a Stage 2 Study with Exelixis.
WHEREAS, Exelixis and BMS want to amend the Agreement to (a) include the Stage 1 Study and Stage 2 Study, (b) memorialize their understanding regarding the conduct of the Stage 1 Study and Stage 2 Study and (c) agree to certain matters relating to the rights, obligations and liabilities of the Parties relating to such Stage 1 Study and Stage 2 Study.
    NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, Exelixis and BMS agree as follows:
1.    The terms in this Amendment No. 2 with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth herein, or if not defined herein, as set forth in the Agreement.

2.    Definitions. The following definitions are hereby added to the Agreement:

“Stage 1 Study” shall mean [ * ].

“Stage 2 Study” shall mean [ * ].

3.    Publication and Disclosure. Section 9.7 of the Agreement is hereby amended to include the following after the last sentence:

“Notwithstanding the above, the Parties agree that BMS has the unilateral right to publish or disclose Stage 1 Study Data and Stage 2 Study Data to the extent that such Study also evaluates a Third Party compound. Any presentation, publication or other disclosure (each a “Disclosure”), whether electronic, written or oral to any person or party not subject to an obligation of confidentiality pursuant to the Agreement, concerning or relating to the Stage 1 Study or the Stage 2 Study (solely to the extent that the Stage 2 Study includes the Exelixis Compound)shall first be provided by BMS to Exelixis for review and comment at least [ * ] prior to submission for publication or other disclosure. Where Exelixis determines that such proposed presentation, publication or other disclosure contains or may contain confidential or proprietary information or patentable subject matter, it shall so notify BMS within [ * ] of receipt thereof, and BMS shall remove such confidential or proprietary information, or in the case of patentable subject matter, delay such presentation, publication or other disclosure for an additional [ * ] to allow sufficient time for the drafting and filing of a patent application directed to such subject matter.”

4.    Study Data. Exelixis hereby agrees that BMS has the right to fully exploit, without accounting to Exelixis, the Stage 1 Combined Therapy Study Data solely for the limited purpose of enabling BMS to determine whether to conduct, and to conduct, a Stage 2 Study and whether to use the Exelixis Compound and/or a Compound of a Third Party, provided that BMS may not disclose the Stage 1 Combined Therapy Study Data to a Third Party, except to the extent reasonably required to obtain Regulatory Approval of a combination therapy involving the BMS Compound and a Third Party Compound. For clarity, Exelixis’ rights to

Study Data related to the Exelixis Compound, including but not limited to Study Data arising from the Stage 1 Study and the Stage 2 Study (if applicable), are unchanged under the Agreement.

5.    Combined Therapy Inventions and Patent Rights. Exelixis hereby agrees that BMS has the right to exploit Stage 1 Combined Therapy Inventions and Combined Therapy Patent Rights (if any) solely as needed to (A) conduct a Stage 2 Study with a Third Party and (B) obtain Regulatory Approval of a combination therapy involving the BMS Compound and a Third Party Compound. For clarity, to the extent that such Combined Therapy Inventions or Combined Therapy Patent Rights disclose or claim the Exelixis Compound, BMS shall notify Exelixis as provided in the Agreement and the terms of the Agreement shall apply. Exelixis shall grant, and hereby does grant, to BMS a non-exclusive, sublicensable license to such Combined Therapy Inventions and Combined Therapy Patent Rights to conduct such Stage 2 Study and obtain Regulatory Approval only. For clarity, such license does not extend to commercial uses or sales for BMS or such Third Party.

6.    Combined Therapy Regulatory Documentation. Exelixis hereby agrees that BMS has the right to exploit Combined Therapy Regulatory Documentation related to combinations with Third Parties only, without accounting to Exelixis, solely for the limited purpose of (A) conducting a Stage 2 Study with a Third Party and (B) obtaining Regulatory Approval of a combination therapy involving the BMS Compound and a Third Party Compound. For clarity, Exelixis’ rights to Combined Therapy Regulatory Documentation related to the Exelixis Compound, including but not limited to Study Data arising from the Stage 1 Study and the Stage 2 Study (if applicable), are unchanged under the Agreement.

7.    Other Agreements. BMS represents and warrants that its agreements with Third Parties related to the Stage 1 Studies and the Stage 2 Study grant Exelixis rights commensurate to the rights granted to BMS and such Third Parties under this Amendment No. 2, and that pursuant to any such agreements with Third Parties, Exelixis has the right to exploit Study Data, Combination Therapy Inventions and Combination Therapy Patent Rights, and Combined Therapy Regulatory Documentation related to such Stage 1 Studies and Stage 2 Study as otherwise permitted under the Agreement.

8.    Exhibit A-1 of the Agreement is hereby amended to include the Stage 1 Study and the Stage 2 Study.

9.    The JDC has agreed that there are no Shared Costs for the Stage 1 Study or the Stage 2 Study (each, for clarity, a Combined Therapy Trial under the Agreement to the extent each includes an Exelixis Compound) identified in Exhibt A-1.

10.    Stage 2 Selection Criteria. Exelixis hereby acknowledges that the Stage 1 Protocol will provide BMS with the selection criteria it needs to select either Exelixis’ Compound and/or a Compound of a Third Party to conduct the Stage 2 Study, and that BMS will make such selection in its sole discretion.

11.    No Assurances. Exelixis hereby acknowledges that it has received no assurances that the Exelixis Compound will be selected by BMS to conduct a Stage 2 Study and fully understands that BMS may select a Compound of a Third Party to conduct a Stage 2 Study.

12.    Commitment. Exelixis hereby acknowledges that it commits to supply the Exelixis Compound to conduct the Stage 2 Study, if BMS selects the Exelixis Compound for the Stage 2 Study, which Stage 2 Study will be deemed to be a Combined Therapy Trial under the Agreement to the extent such Stage 2 Study relates to the combination of the Exelixis Compound and the BMS Compound,

13.    Stage 2 Study with the BMS Compound, Exelixis Compound and a Third Party Compound. In the event that a Stage 2 Study involves an Exelixis Compound, a BMS Compound and a Third Party Compound, Exelixis hereby grants to BMS and such Third Party the right to use and disclose Stage 1 and Stage 2 Study Data, Stage 1 and Stage 2 Combined Therapy Inventions, Stage 1 and Stage 2 Combined Patent Rights and Stage 1 and Stage 2 Combined Therapy Regulatory Documentation to the extent needed to seek Regulatory Approval of a combined therapy involving the BMS Compound and a Third Party Compound. BMS hereby grants to Exelixis the right to use and disclose such Stage Stage 1 and Stage 2 Study Data, Stage 1 and Stage 2 Combined Therapy Inventions, Stage 1 and Stage 2 Combined Patent Rights and Stage 1 and Stage 2 Combined Therapy Regulatory Documentation to the extent needed to seek Regulatory Approval of a combined therapy involving the Exelixis Compound and the BMS Compound. Exelixis shall grant to BMS and such Third Party, and hereby does grant to BMS and such Third Party, a non-exclusive, sublicensable license to such Stage 1 and Stage 2 Study Data, Stage 1 and Stage 2 Combined Therapy Inventions, Stage 1 and Stage 2 Combined Patent Rights and Stage 1 and Stage 2 Combined Therapy Regulatory

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Documentation to the extent needed to seek Regulatory Approval. For clarity, such license does not extend to commercial uses or sales for BMS or such Third Party. BMS and such Third Party shall grant to Exelixis, and hereby do grant to Exelixis, a non-exclusive, sublicensable license to such Stage 1 and Stage 2 Study Data, Stage 1 and Stage 2 Combined Therapy Inventions, Stage 1 and Stage 2 Combined Patent Rights and Stage 1 and Stage 2 Combined Therapy Regulatory Documentation to the extent needed to seek Regulatory Approval. For clarity, such license does not extend to commercial uses or sales for Exelixis. To the extent that an additional agreement is required to give full effect to this Paragraph 13 and/or to protect the Parties’ rights with respect to confidentiality and the use of information, Exelixis agrees to enter into negotiations for such an agreement with such Third Party on reasonable commercial terms.

14.    Except as expressly set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect.

15.    This Amendment No. 2 shall be governed and construed in accordance with the internal laws of the State of New York, USA, excluding any choice of law rules that may direct the application of the laws.

16.    This Amendment No. 2 may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Amendment No. 2 may be executed by facsimile or electronic (e.g., .pdf) signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

[Signature page follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, Exelixis and BMS, intending to be legally bound hereby, have caused this Amendment No. 2 to be executed by their duly authorized representatives as of the date(s) below.

Exelixis, Inc.	Bristol-Myers Squibb Company
By: /s/ Gisela Schwab	By: /s/ Nancy P. Forrest
Name: Gisela Schwab	Name: Nancy P. Forrest
Title: President, Product Development and Med Affairs & CMO Date: 8/15/2019	Title: Vice President, Global Allicance Management Date: Aug 12, 2019

[Signature Page to Amendment No. 2]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A-1
New Combined Therapy Trials Expected to be Conducted

[ * ]

5
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.